Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

2seventy bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	13,934,427	$14.78	$205,950,831.06	$0.0000927	$19,091.64	- -
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$19,091.64
	Total Fees Previously Paid							---
	Total Fee Offsets							---
	Net Fee Due							$19,091.64

(1)    Consists of 13,934,427 shares of Common Stock registered for sale by the selling stockholders named in this registration statement.
(2)    Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $14.78, which is the average of the high and low prices of the Common Stock on April 26, 2022 on The Nasdaq Global Select Market.